EXHIBIT 10.3

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

CELL CURE NEUROSCIENCES LTD.

and

BIOTIME, INC.

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2012 (the "Effective Date")

BY AND BETWEEN:

CELL CURE NEUROSCIENCES LTD. a company organized under the laws of the State of Israel, registered under number 51-375239-4 with offices at Kiryat Hadassah, Jerusalem 91121, Israel (the “Company”); and

BIOTIME, INC., a California corporation, having its place of business at 1301 Harbor Bay Parkway, Suite 100, Alameda, California 94502, USA (“BioTime”).

The Company and BioTime shall be hereinafter collectively referred to, in this Agreement, as the “Parties”; each one of which also being referred to as a “Party”.

RECITALS

WHEREAS, the Company is engaged in the development and exploitation of hES derived neural cells for cell replacement therapy of retinal and neurodegenerative diseases in humans; and

WHEREAS, the Company previously issued Ordinary Shares of the Company, par value NIS 0.01 each (the "Ordinary Shares") to BioTime and others, pursuant to a Share Purchase Agreement by and among the Company, Teva Pharmaceutical Industries Ltd., HBL-Hadasit Bio-Holdings Ltd. ("Hadasit") and BioTime, dated October 7, 2010 (the “2010 SPA”); and

WHEREAS, the Company wishes to raise capital by means of the issuance of additional Ordinary Shares of the Company; and

WHEREAS, BioTime wishes to make an investment in the Company, at a pre money valuation of US$ 15,100,000 (Fifteen Million and One Hundred Thousand US Dollars), on the terms and conditions more fully set forth in this Agreement (the "Investment"); and

WHEREAS, concurrently with the Investment, Dr. Naomi B Zak ("Zak"), a shareholder of the Company, shall be making an investment in cash in the Company in the amount US$5,480 (Five Thousand Four Hundred Eighty US Dollars) at the same price per Ordinary Share as set forth herein (the "Zak Investment").

NOW THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	INVESTMENT IN THE COMPANY; PURCHASE OF SHARES

1.1.
Subject to and in accordance with the terms and conditions of this Agreement, at the Closing (as defined below), the Company shall issue to BioTime, and BioTime shall purchase from the Company, 87,456 (Eighty Seven Thousand Four Hundred and Fifty Six) Ordinary Shares of the Company (the “New Issue Shares”). The purchase price for each New Issue Share is identical to the price per share pursuant to the 2010 SPA, i.e. US$40.02 (Forty US Dollars and Two cents). The total purchase price that is due to the Company hereunder is US$ 3,499,999.10 (Three Million, Four Hundred and Ninety Nine Thousand, Nine Hundred and Eighty Nine US Dollars and Ten Cents) (the "Purchase Price").

1.2.
The Purchase Price shall be paid by BioTime to the Company by delivery of that number of shares of freely tradable BioTime common stock which are listed on the NYSE MKT (the "Traded Stock") having an aggregate value equal to the Purchase Price, calculated by dividing the Purchase Price by the average closing sales price of a share of BioTime common stock on the NYSE MKT for the ten (10) actual trading days ending on the last actual trading day prior to the Effective Date (it is noted that the NYSE MKT was closed on October 29th and 30th due to adverse weather conditions) (the "Average Price"). It is understood and agreed that no fraction of a share of Traded Stock shall be issued to the Company. Rather, BioTime shall round any fraction down to the nearest whole number of shares of Traded Stock and in lieu of such fractional share interest, BioTime shall pay an amount in cash.

1.3.
The New Issue Shares issued to BioTime hereunder shall have the same rights and privileges as the Company's existing  Ordinary Shares, as  set forth in  the Third Amended and Restated Articles of Association of the Company, as amended (the "Amended Articles") and shall be considered, in all respects and for all purposes, part of the same class of Ordinary Shares.

1.4.
The aggregate number of New Issue Shares issuable to BioTime by the Company under this Agreement is equal to 18.26% (Eighteen and Twenty-Six One Hundredths percent) of the share capital of the Company on a fully-diluted basis immediately following the Closing and the closing of the Zak Investment.

2.	THE CLOSING

2.1.
Consummation of the purchase and issuance of the New Issue Shares to BioTime (the “Closing”) shall take place at 10 am within 3 (three) business days following the date upon which all of the Closing Conditions, as defined below, have been completed (the “Closing Date”), at the offices of Baratz & Co. Attorneys-at-Law & Notaries, at 1 Azrieli Center, Round Tower, 18th Floor, Tel-Aviv 67021, Israel, or at such other time, date and place as the Parties shall mutually agree.

2.2.
The obligation of BioTime to purchase and pay for the New Issue Shares, and the obligation of the Company to issue the New Issue Shares, shall be conditioned upon (a) the completion of all of the transactions described in the subsections of this Section 2.2, (b) all of the representations and warranties made by each Party herein being true and correct when made and being true and correct in all material respects on and as of the Closing Date as though made on the Closing Date,  (c) each Party having performed in all material respects all obligations required of such Party under this Agreement to be performed by it on or before the Closing; and (d) the conditions set out in Section 2.4 below being met (collectively, the “Closing Conditions”); provided, however, that the performance of a Party’s obligations, and the truthfulness and correctness of the representations and warranties made by a Party to this Agreement, shall not be a Closing Condition with respect to that Party.  At the Closing, the following transactions shall take place, all of which shall be deemed to have occurred simultaneously, and none of such transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

2.2.1.
The Company will issue and allot the New Issue Shares to BioTime, and deliver to BioTime a share certificate, evidencing the New Issue Shares duly executed and issued to BioTime by the Company, in the form attached hereto as Schedule 2.2.1;

2.2.2.
BioTime shall deliver to the Company a stock certificate representing the number of BioTime common shares required to be paid as Traded Stock pursuant to Section 1.2 above  or a true copy of the registration of such shares in the name of the Company in the stockholder register of BioTime's stock transfer agent, American Stock Transfer & Trust Company.

2.2.3.
The Company shall deliver to BioTime a true and correct copy of a resolution of the Company’s shareholders (the "Shareholders' Resolution"), substantially in the form attached hereto as Schedule 2.2.3, approving, inter alia, the execution and performance of this Agreement;

2.2.4.
The Company shall deliver to BioTime, a true and correct copy of the resolution of the Board of Directors of the Company (the “Board”), substantially in the form attached hereto as Schedule 2.2.4, approving, inter alia, the execution of this Agreement, the issuance of the New Issue Shares and the transactions contemplated herein;

2.2.5.
The Company shall deliver to BioTime, validly executed waivers by or on behalf of all existing shareholders of the Company, substantially in the form attached hereto as Schedule 2.2.5 with respect to any preemptive rights, first refusal rights, anti-dilution rights, or similar rights such shareholders hold in connection with the transactions contemplated herein, pursuant to the  Amended Articles or any applicable law or agreement, unless such rights have lapsed or have been exercised;

2.2.6.
    The Company shall deliver to BioTime, a compliance certificate, duly executed by the Chief Executive Officer of the Company ("CEO"), dated as of the date of the Closing, substantially in the form attached hereto as Schedule 2.2.6 confirming that all of the representations and warranties made by the Company herein were true and correct when made and are true and correct in all material respects on and as of the Closing Date as though made on the Closing Date, and that the Company has performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing;

2.2.7.
The Company shall register the issuance and the allotment to BioTime of New Issue Shares, in the share register of the Company and shall deliver a copy of the register, in the form of Schedule 2.2.7, to BioTime; and

2.2.8.
The Company and ES Cell International Pte Ltd. ("ESI") shall have entered into the Fourth Amendment to the Exclusive License Agreement between the Company and ESI, dated March 22, 2006, as amended and supplemented (the "ESI License Agreement") in the form attached hereto as Schedule 2.2.8.

2.3.
Immediately following the Closing and in no event later than 14 (fourteen) days after the date of Closing the Company shall (i) make all filings and registrations as may be necessary to perfect the issuance of the New Issue Shares to BioTime upon the Closing and (ii) provide BioTime with a copy of the extract from the Israeli Registrar of Companies’ reflecting all of the above filings.

2.4.	A condition to Closing for both the Company and BioTime is that the NYSE MKT shall have approved the Traded Stock to be issued at Closing for listing on the exchange.

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to BioTime, and acknowledges that BioTime is entering into this Agreement in reliance thereon, as of the date hereof and as of the Closing Date as follows:

3.1.	The Company was incorporated on November 20, 2005 as a private company, limited by shares, under Reg. No. 51-375239-4;

3.2.
The Company is a company duly organized and validly existing under the laws of Israel and has all requisite corporate power and authority to carry on its business as currently conducted or proposed to be conducted and to own or lease and to operate the properties that it now owns or leases;

3.3.	The Company has the legal and/or other right to enter into this Agreement, and this Agreement does not conflict with and/or violate the terms of any other agreement to which the Company is a party;

3.4.
The execution and delivery of this Agreement and the performance of Company’s obligations hereunder have been duly authorized by all necessary action on the part of the Company, and this Agreement has been duly executed and delivered by, and constitutes a valid and binding agreement of, the Company;

3.5.
Subject to the fulfillment of the Closing Conditions, the issuance of the New Issue Shares to BioTime will not be subject to any preemptive rights, rights of first refusal or other preferential or third-party rights that have not been waived;

3.6.	The Company is not under any obligation to register any of its shares or other securities;

3.7.	The Amended Articles in the form attached hereto as Schedule 3.7, are the Articles of Association of the Company in effect on the date hereof and shall not be amended prior to the Closing;

3.8.
Immediately prior to the Closing, the authorized share capital of the Company shall consist of NIS 100,000 divided into 10,000,000 (Ten Million) Ordinary Shares, par value NIS 0.01 each, of which 365,427 (Three Hundred Sixty-Five Thousand Four Hundred Twenty-Seven) Ordinary Shares are allotted and issued on the date hereof; Schedule 3.8 sets forth a true, correct and complete list of the shareholders of the Company and the number of shares issued and outstanding on the date hereof and immediately prior to the Closing;

3.9.
The current directors of the Company are Mr. Michael David West, Mr. Alfred Dennis Kingsley, Mr. Robert Peabody, Mr. David Shlachet, Mr. Ophir Shahaf, Dr. Raphael Hofstein and Adv. Mirella Moshe. Other than as set forth in the Amended and Restated Shareholders Agreement (the "SHA") and the Amended Articles, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of the Company and there is no voting agreement or other arrangement among the Company's shareholders. There are no agreements, commitments or understandings, whether written or oral, with respect to any compensation to be provided to the Company's directors (in their capacity as such);

3.10.
Schedule 3.10 sets forth a complete list of the shareholders and their shareholdings immediately after the Closing and after the Zak Investment. Except as set forth in Schedule 3.10, there are no options, warrants, calls or rights of any kind to purchase or acquire, and no securities convertible into, securities of the Company, and there are no other agreements of any kind or character obligating the Company to issue, transfer or sell any of its capital securities and there is no person or entity (including the Company’s shareholders) holding any right whatsoever to receive shares, or other securities or rights, in the Company, whether by virtue of options or by virtue of the holding of convertible securities or by virtue of any other rights whatsoever. As of the Closing, the New Issue Shares will be duly authorized and validly issued, and will be fully paid and non-assessable, and the New Issue Shares will be free and clear of any liens, encumbrances, options and restrictions created by the Company, its shareholders or any third party rights and interests, except as specified in said Schedule 3.10 or the Amended Articles;

3.11.
Subject to the fulfillment of the Closing Conditions, the Company has the necessary power and authority to execute this Agreement, to issue the New Issue Shares and to carry out and perform its obligations hereunder and neither the execution nor the delivery of this Agreement nor the performance by the Company of the terms hereof nor the issuance of the New Issue Shares to BioTime will result in a violation of any provision of law, rule or regulation, or result in a breach of the terms or conditions of, or conflict with or constitute a default under, the Amended Articles of the Company or any agreement, governmental license, order, writ, decree, injunction, judgment or regulatory restriction or obligation to which the Company is party or by which it or its properties or assets are bound or affected, or result in the creation or imposition of a lien, charge, security interest or other encumbrance on the New Issue Shares or the assets or properties of the Company;

3.12.
The Company has adopted all resolutions necessary to enter into this Agreement and, subject to the fulfillment of the Closing Conditions, to fulfill its undertakings therein, and in accordance with such resolutions, Dr. Charles Irving has been authorized by the Board to sign this Agreement on behalf of the Company, and other than as set forth in this Agreement, the Company's execution and performance of this Agreement do not require the consent, approval or action of, or any filing with or notice to, any corporation, bank, person, any other third party, firm or any governmental or judicial authority in relation to the transactions contemplated herein;

3.13.
Subject to the fulfillment of the Closing Conditions, no person or entity whatsoever has any right of first refusal or other preemption rights of any kind, relating to the issuance of the New Issue Shares to BioTime (or has waived such right); and there exists no hindrance, whether by statute, contract, or otherwise, preventing the Company from entering into this Agreement, and fulfilling its undertakings in terms hereof;

3.14.
The Company has delivered to BioTime a copy of its audited annual financial statements as of December 31, 2011 and its unaudited financial statements as of June 30, 2012 (collectively, the "Financial Statements"), which Financial Statements are true, correct and complete in all material respects, and which Financial Statements have been prepared in accordance with IFRS consistently applied, and fairly and accurately present in all material respects the financial position of the Company as at such dates and the results of its operations for the periods then ended. Except as set forth in Schedule 3.14, as from July 1, 2012 there has not been: (i) any material change in the assets, liabilities, condition (financial or otherwise) or business of the Company; (ii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company; (iii) any waiver by the Company of a material right or a material debt owed to it; (iv) any satisfaction or discharge of any material lien, material claim or material encumbrance or payment of any material obligation by the Company, except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, condition (financial or otherwise), operating results or business of the Company; (v) any material change or amendment to a material agreement by which the Company or any of its respective assets or properties is bound or subject; (vi) any material change in any compensation arrangement or agreement with any employee of the Company and payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, employee or consultant, or entry into any employment, severance, or similar agreement with any director, officer, employee or consultant; (vii) any loans made by the Company to its employees, officers, or directors other than travel advances made in the ordinary course of business; (viii) any sale, transfer or lease of, or mortgage or pledge of imposition of lien on, any of the Company’s assets; (ix) the Company has not incurred any material liabilities, debts or obligations in excess of $20,000 each, whether accrued, absolute or contingent and has no indebtedness for money borrowed in excess of $20,000; (x) any declaration or payment of any dividend or other distribution or payment in respect of shares of the Company; (xi) any change in the accounting methods used by the Company; (xii) any material adverse change in the liabilities, condition (financial or otherwise) or business of the Company from that reflected in the Financial Statements; (xiii) any other event or condition of any character that would materially adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company (it being understood and agreed that BioTime is fully apprised of issues that have arisen and the risks inherent to the Company's research and development program, and acknowledges that there cannot be any certainty as to a successful outcome); (xiv) any agreement or commitment by the Company to do any of the things described in this Section 3.14;

3.15.
The Company has filed all tax returns and reports (including information returns and reports) as required by law and has paid all taxes and other assessments due, if any. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Company has not been advised that any of such returns or reports will be audited. Except as set forth in the Financial Statements, since the date of its incorporation, the Company has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business and the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. In accordance with information received from employees, and service providers, the Company has withheld or collected from each payment made to each of its employees, or service providers the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories;

3.16.
The Company has no subsidiaries and does not own, directly or indirectly, any capital stock of, or have any direct or indirect equity or ownership interest in, the business of any corporation or entity;

3.17.	There is no action, proceeding, or to the best of the Company’s knowledge, investigation or inquiry pending or threatened affecting the Company or its assets;

3.18.
The Company is not involved in any litigation nor does the Company know of any claim or threat of such litigation before judicial or quasi-judicial instances. The Company has no knowledge of any litigation to which any of its shareholders are party which may have repercussions or any effect on the business of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality;

3.19.
Schedule 3.19 hereto contains a complete and correct list and description of the patent rights and technology to which the Company was granted an exclusive license to exploit from ESI pursuant to the ESI License Agreement and the Amended and Restated Research and  License Agreement between the Company and Hadasit dated October 7, 2010 (collectively, the "Licensed IP"). Save as set forth in Schedule 3.19, and to the best of the knowledge of the Company, the Licensed IP and the intellectual property licensed to the Company by Geron Corporation pursuant to the Cross License Agreement of November 24, 2006 contains all intellectual rights and proprietary rights, necessary to enable the Company to carry on its activities as currently conducted. To the best of the knowledge of the Company and without enquiry, the exploitation by Teva of the rights that may be granted to Teva under the Teva Option Agreement shall not infringe any third party intellectual property rights other than potentially those of Wisconsin Alumni Research Foundation ("WARF") and Advanced Cell Technology (“ACT”). To the best of the knowledge of the Company, licenses from WARF and ACT may be required in order to carry on business in the stem cell field in the USA in general, and in the field of retinal pigment epithelial cells in particular. Except as set forth in Schedule 3.19, the Company has not granted, and there are no outstanding licenses or agreements of any kind relating to the Licensed IP, nor is the Company bound by or a party to any option, license or agreement of any kind with respect to the Licensed IP. Except as set forth in Schedule 3.19, and to the best of the knowledge of the Company, the Company is not obligated to pay any royalties or other payments to third parties with respect to the use of the Licensed IP or in connection with the conduct of its activities as currently conducted. To the best of the knowledge of the Company, the use of the Licensed IP and the current and proposed conduct of the Company's activities and business do not infringe on any intellectual property rights of any person, and will not infringe on any intellectual property rights of any person other than WARF and/or ACT. To the best of the Company's knowledge, there is no unauthorized use, infringement or misappropriation of the Licensed IP by any third party;

3.20.
Save as may be otherwise stipulated in the Restated Hadasit License Agreement, the Product Development Agreement attached thereto and/or in the Additional Research Agreementbetween the Company and Hadasit, dated October 7, 2010 as amended, the Licensed IP and all intellectual property of any kind, which has been developed and is currently being developed by any employee or consultant of the Company in the framework of his/her employment or consultancy with the Company, is and shall be the sole property of the Company. To the best knowledge of the Company, no such agreements have been violated by any employee or consultant, or former employee or consultant, or other person;

3.21.	Schedule 3.21 hereto contains status reports on the Licensed IP, both dated August 16, 2012, prepared by the Company’s patent attorneys;

3.22.
Schedule 3.22 attached hereto contains a complete and correct list as of the date hereof of all material contracts to which the Company is a party or by which it or any of its properties is bound (the "Material Agreements"). Each Material Agreement is in full force and effect and neither the Company nor, to the best knowledge of the Company, any other party thereto is in breach thereof. Except as set forth in Schedule 3.22, the Company has no employment or consulting contracts, deferred compensation agreements or bonus, incentive, profit-sharing, or pension plans currently in force and effect, or any understanding with respect to any of the foregoing. To the Company’s best knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) contravene, conflict with, or result in a material violation or breach of, or give the Company or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Agreement. Except for the Material Agreements, the Company is not a party to, or bound by, any other agreements, understandings, instruments, contracts, proposed transactions that may involve or relate to (i) obligations (contingent or otherwise) of, or payments to, the Company, exceeding $20,000 each, or (ii) intellectual property rights of the Company and/or the intellectual property rights of any third party, or (iii) product distribution rights, or (iv) provisions restricting or affecting the development, manufacture or distribution of the Company’s products or services, or (v) restrictions or limitations on the Company’s right to do business or compete in any area or any field with any person, firm or company, or (vi) indemnification by the Company with respect to infringements of proprietary rights; (vii) the issuance of any securities of the Company or any rights in respect thereto or any commitment or understanding in respect of the foregoing, (viii) securities of the Company, including voting or consent agreements with respect to any security of the Company or the voting by any director of the Company, or (ix) loans or credits; or which is otherwise material to the Company;

3.23.
Except as set forth in Schedule 3.23 attached hereto, no officer or director of the Company, or any Affiliate of any such person or the Company, has or has had, either directly or indirectly, (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. Except as set forth in such schedule, there are no existing arrangements or proposed transactions between the Company and any officer, director, or holder of 5% or more of the share capital of the Company, or to the best knowledge of the Company, any Affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them other than advances for travel, salary and other expenses in the Company’s ordinary course of business. ("Affiliate" means, with respect to any specified person or entity, any other person or entity controlling, controlled by or under common control with such specified person or entity.  “Control” means, with regard to any entity, the legal, beneficial or equitable ownership, direct or indirect, of fifty percent (50%) or more of the capital stock (or other ownership interest, if not a corporation) of such entity ordinarily having voting rights, or effective control of the activities of such entity regardless of the percentage of ownership);

3.24.
The Company has provided BioTime with accurate and complete copies of the minutes of every meeting of the Company’s shareholders and Board (and any committee thereof). No other resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all material respects;

3.25.
Schedule 3.25 attached hereto contains a complete and accurate list of all officers, employees and consultants of the Company (each a “Representative”). To the Company’s knowledge, none of the Representatives is a party to, or otherwise bound by, any agreement or arrangement (including any confidentiality, non-competition, proprietary rights agreement, licenses, covenants or commitments of any nature), or subject to any Order (as defined below) or any other restriction that adversely affects or will affect the performance of his/her duties as an employee, officer or consultant of the Company or the ability of the Company to conduct its business as currently conducted or proposed to be conducted. To the knowledge of the Company, the carrying on of the Company's business by its Representatives as currently conducted or proposed to be conducted, and the conduct by the Company of its business as currently conducted or proposed to be conducted, will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such Representatives of the Company is now obligated. To the knowledge of the Company, no officer or other key employee of the Company intends to terminate its engagement with the Company;

3.26.
The Company has not provided any third party guarantees whatsoever, whether to secure the Company's commitments or guarantee the commitments of any other person or entity (including the Company's employees). No guarantees were given by third parties (including by the Company's founders) to secure the Company's commitments to any other or others, which are in force at the date hereof.

3.27.
Neither the Company nor, to the Company’s knowledge, any of its officers, directors or shareholders, has employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or BioTime to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby; and

3.28.
No representation or warranty by the Company in this Agreement or in any written statement or certificate furnished or to be furnished by the Company to BioTime pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein in the light of the context in which they are made not misleading. The Company has provided BioTime with all information requested by BioTime.

4.	REPRESENTATIONS AND WARRANTIES OF BIOTIME

BioTime represents and warrants to the Company, and acknowledges that the Company is entering into this Agreement in reliance thereon, as of the date hereof and as of the Closing, as follows:

4.1.
All actions on the part of BioTime necessary for the authorization, execution, delivery, and performance by it of this Agreement and the transactions contemplated herein, have been duly taken to authorize the execution, delivery and performance by it of this Agreement and the transactions contemplated herein, and this Agreement and the transactions contemplated herein are legal, valid, and binding obligations, enforceable as to BioTime in accordance with their terms. The execution, delivery and performance of this Agreement and the transactions contemplated herein do not and will not violate (or result in the violation) or conflict with BioTime’s governing internal documents;

4.2.
Without derogating from the Company's representations and warranties hereunder, BioTime has spoken to members of the management of the Company, has been afforded with the opportunity to ask questions and has performed independent due diligence. BioTime further acknowledges that, except as otherwise expressly provided for herein, no express or implied warranty, representation or covenant whatsoever has been made by the Company hereunder;

4.3.
BioTime has the requisite knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the investment envisaged under this Agreement, and of investing in the Company, and BioTime acknowledges and represent that such investment may be completely lost, and it is financially able to bear such risk. BioTime understands that the New Issue Shares have not been registered under the securities laws of Israel or of any other state or jurisdiction;

4.4.
The execution of this Agreement by BioTime and the performance of its obligations hereunder do not require the consent or agreement of any person, authority or entity which has not been or will not be obtained prior to the date of the Closing, and will not violate any provision of any instrument, judgment, order, writ, decree or contract to which it is party or by which it is bound, or any provision of law, rule or regulation applicable to BioTime which would prevent the execution by BioTime of this Agreement or the performance of its obligations hereunder and thereunder;

4.5.
BioTime has not employed nor made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of the Company or BioTime to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby;and

4.6.
The Traded Stock to be issued pursuant to this Agreement will not be issued in violation of any preemptive rights of the current or past shareholders of BioTime, or any agreement to which BioTime was or is a party or bound.   When issued and delivered in accordance with this Agreement, the Traded Stock shall be (a) duly and validly authorized, issued and outstanding in compliance with all applicable federal or state securities laws, fully paid and non-assessable, (b) listed for trading on the NYSE MKT and (c) free and clear of any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.

4.7.
BioTime has filed all reports, schedules, forms, statements and other documents required to be filed by it with the U.S. Securities and Exchange Commission (“SEC”), pursuant to the reporting requirements of all applicable federal and securities laws (all of the foregoing that were scheduled to be filed prior to the Closing Date, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, are hereinafter referred to as the “SEC Documents”).  The SEC Documents comply in all material respects with the requirements of all applicable federal and securities laws, rules and regulations.  The SEC Documents do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the periods presented.

4.8.
Each of the financial statements (including, in each case, any related notes) contained in the SEC Documents, including any SEC Documents filed after the Effective Date until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly presented the consolidated financial position of BioTime and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

5.	TRADED STOCK PRE-CLOSING AND POST-CLOSING COVENANTS AND ADJUSTMENT

5.1.	BioTime will cause the Traded Stock issuable to the Company pursuant to this Agreement to be authorized for listing on the NYSE MKT.

5.2.
If the Traded Stock issued to the Company has not been registered for sale under the Securities Act of 1933, as amended (“Securities Act”), then BioTime will file, as promptly as practicable after the Effective Date, at its own expense, a registration statement on Form S-3 with the SEC to register the Traded Stock under the Securities Act. BioTime shall use commercially reasonable efforts to obtain effectiveness of such registration statement and to keep such registration statement effective until such time as all the Traded Stock registered thereon has been sold or the Company agrees to terminate the registration.

5.3.
Should the average price of the Traded Stock during the 10 (ten) trading days commencing on May 1, 2013 increase or decrease above or below the Average Price by more than 15% (fifteen percent), an adjustment shall be made pro rata to the Traded Stock remaining in the Company's possession as of May 1, 2013 up to a maximum of 33% (thirty three percent). The adjustment shall be made, in the case of an increase in the average price of the Traded Stock, via an issuance of additional New Issue Shares to BioTime or, in the case of a decrease in the average price of the Traded Stock, via the issuance of additional Traded Stock to the Company.  Increases or decreases in the Average Price of less than 15% (fifteen percent) will not trigger any adjustment.   In no event shall the adjustment be more than 33% (thirty three percent). For the sake of illustration, if BioTime  purchased New Issue Shares in the Company by way of 100,000 shares of Traded Stock at a Average Price of US$4.50 and on May 1, 2013 the Company still retained the entire 100,000 shares but the average price of the Traded Stock during the 10 (ten) trading days starting on May 1, 2013 fell by 25% (twenty five percent) to US$3.38, then BioTime would be required to issue to the Company an additional 33,136 shares of Traded Stock.  Conversely, if BioTime acquired 11,244 New Shares in exchange for 100,000 Traded Shares, and the average price of the Traded Stock for such ten trading days starting on May 1, 2013 increased by 25% from $4.50 to $5.63, the Company would be required to issue to BioTime 2,824 additional New Shares.

5.4.
Cantor Fitzgerald & Co., or such other broker-dealer as BioTime may designate in its place, will act as a broker (the "Broker") to effect trades of BioTime stock on behalf of BioTime and all of its subsidiaries who hold freely tradable BioTime stock (the "BioTime Group").  All determinations to sell Traded Stock shall be made by a committee of the Board, consisting of David Schlahet and Al Kingsley (or any other persons appointed by the Board, by unanimous consent), who shall confer with the CEO and the Company's Chief Financial Officer (the "CFO"). All determinations to sell Traded Stock shall be communicated in writing to the Broker by the Company through the CEO or the CFO. The Company acknowledges that if the Broker receives requests to sell BioTime common shares from any member of the BioTime Group while any request to sell BioTime common shares by any other member(s) of the BioTime Group remains open, the Broker may allocate among the members of the BioTime Group seeking to sell shares the number of shares that may offered and sold during any trading day, so as to maintain an orderly market for the BioTime common shares. Such allocation shall be pro rata based on the number of shares that each member of the BioTime Group requests the Broker to sell for its account and the proceeds shall be distributed between such members of the BioTime Group as per the average price attained by the Broker for all of the shares so sold on such trading day.

6.	CONFIDENTIAL INFORMATION; PUBLICATION

6.1.
BioTime agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential, proprietary or secret information which BioTime may obtain from the Company regarding its research and development programs or any other information, reports or materials submitted by the Company to BioTime pursuant to this Agreement or pursuant to visitation or inspection rights granted to BioTime pursuant to the SHA (“Confidential Information”), unless such Confidential Information is known, or until such Confidential Information becomes known, to the public (other than as a result of a breach of this Section by BioTime); provided, however, that BioTime may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any New Issue Shares, or other Company shares, from BioTime, as long as such prospective purchaser agrees in writing to be bound by the provisions of this Section, (iii) to any Affiliate of BioTime or to a partner, shareholder or subsidiary of BioTime provided that such person agrees in writing to be bound by the provisions of this Section, or (iv) as may otherwise be required by court order, statute, regulation, or legal disclosure obligation, provided that BioTime informs the Company of any such required disclosure in advance, takes reasonable steps to minimize the extent of any such required disclosure and cooperates with the Company in any challenge by the Company of any such obligation.

6.2.
The foregoing restrictions shall not apply to such of the Confidential Information that BioTime  can document: (i) at the time of disclosure was publicly available, or after disclosure becomes a part of the public domain through no act or omission by BioTime; (ii) was, prior to the time of disclosure, in BioTime's possession and not subject to any obligation to a third party of non-disclosure, as shown by BioTime's written records; (iii) was subsequently received by BioTime from a third party free of any obligation of non-disclosure imposed on or by the third party; or (iv) was developed by BioTime independently of, and without reference to, Confidential Information.

6.3.
The Parties have agreed on the form of a press release which is attached hereto as Schedule 6.3, which press release may be issued by the Company and/or BioTime following the date hereof. Thereafter, neither Party shall issue any press release, statement or otherwise make any disclosure related hereto without first providing the other Party with a draft of the proposed disclosure and the opportunity to comment, and the disclosing Party shall strive to implement any comments provided by the other Party. The provisions of this Section 6 shall not apply to any disclosure that is (a) financial reporting, or (b) consistent with a previous press release, statement or disclosure made pursuant to the 2010 SPA or this Section 6.3 by the Company or by BioTime.

7.	INDEMNIFICATION AND REMEDIES

7.1.
In the event of any breach or misrepresentation of any covenant, warranty or representation made by the Company under this Agreement, the Company agrees to protect, defend, indemnify and hold harmless BioTime, its respective officers, employees, directors and partners against any and all loss, liability, deficiency, damage, cost or other expenses (including reasonable legal fees and expenses) (collectively, “Losses”), as and when incurred, based upon or arising out of any breach or misrepresentation of any of the representations or warranties of the Company contained in this Agreement.

7.2.
In the event of any material breach or misrepresentation of any covenant, warranty or representation made by BioTime under this Agreement or any other provision to this Agreement, BioTime agrees to protect, defend, indemnify and hold harmless the Company, and its respective officers, employees, directors and partners, against any and all Losses, as and when incurred, based upon or arising out of any material breach of any of the representations or warranties of BioTime contained in this Agreement.

7.3.
Notwithstanding anything to the contrary herein, the maximum liability of BioTime and the Company to BioTime and the total indemnification by BioTime and/or the Company, as the case may be (the "Maximum Liability") shall not exceed the amount of the Purchase Price.

7.4.
Promptly after receipt by BioTime or the Company of notice of the commencement of any claim, action, suit, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 7 (“Claim”), such party (the "Indemnitee") shall so notify the other party from whom indemnification is sought hereunder (the "Indemnitor") in writing, describing in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, and shall thereafter keep the Indemnitor reasonably informed with respect thereto. In any event, the Indemnitee shall cooperate with the Indemnitor in the defense of any Claim for which the Indemnitor assumes the defense. The Indemnitor shall have the right to assume the defense of any Claim, at its discretion, with counsel reasonably satisfactory to the Indemnitee, except if, in the opinion of Indemnitee, there is any conflict of interest between the Indemnitee and the Indemnitor. The Indemnitor shall not be liable for the settlement by the Indemnitee of any Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnitor shall not enter into any settlement of a Claim to which the Indemnitee is a party, unless such settlement includes a general release of the Indemnitee with no payment by the Indemnitee of consideration and without an admission of liability.

7.5.	Notwithstanding the foregoing, no claims shall be asserted under this Section 7 unless the aggregate amount claimed is in excess of US$20,000 (Twenty Thousand US Dollars).

7.6.
EXCEPT IN THE CASE OF A WILLFUL OR FRAUDULENT MISREPRESENTATION UNDER THIS AGREEMENT, IN NO EVENT SHALL A PARTY BE LIABLE TO THE OTHER PARTY OR TO SUCH PARTY'S AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY ANY OTHER PARTY, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE OR TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.

7.7.
Except in the case of fraud or intentional misrepresentation, the indemnification set forth in this Section 7 shall not apply with respect to demands and claims, if such demands or claims were first made after 18 (eighteen) months following the date of the Closing.

8.	MISCELLANEOUS

8.1.	Notices.

All notices or other communications hereunder shall be in writing and shall be given in person, by air delivery service, by registered mail (registered international air mail if mailed internationally) or by facsimile transmission (provided that written confirmation of receipt is provided), addressed as set forth below:

If to the	Cell Cure Neurosciences Ltd.
Company:	Kiryat Hadassah, PO Box 12247
Jerusalem 91121, Israel
Fax: +972.2.643.7712
Attn: Dr. Charles Irving, CEO

With a copy to:	Baratz & Co.
(which will not	1 Azrieli Center
constitute notice)	Round Tower, 18th Floor
Tel Aviv 67021, Israel
Fax: +972.3.607.3778
Attn: Yael Baratz, Adv.

If to BioTime:	BioTime, Inc.
1301 Harbor Bay Parkway
Suite 100
Alameda, California 94502
USA
Fax: +1.510.521.3389
Attn: Dr. Michael D. West, CEO

With a copy to:	Thompson, Welch, Soroko & Gilbert LLP
(which will not	3950 Civic Center Drive
constitute notice)	Suite 300
San Rafael, California 94903
USA
Fax:+1.415.448-5010
Attn: Richard S. Soroko, Esq.

Or such other address as a Party may designate to the other Party in accordance with the aforesaid procedure.

All notices and other communications delivered in person or by courier or air delivery service shall be deemed to have been delivered as of actual delivery thereof, those given by facsimile transmission shall be deemed delivered on the following business day after transmission with confirmed transmission thereof, and all notices and other communications sent by registered mail (or air mail if the posting is international) shall be deemed given seven (7) days after posting.

8.2.	Successors and Assigns

Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned without the prior consent in writing of each Party to this Agreement.

8.3.	Expenses

Each Party shall bear its own costs and expenses related to the transactions contemplated hereby.

8.4.	Delays or Omissions; Waiver

No delay or omission to exercise any right, power, or remedy accruing to either the Company or BioTime, upon any breach or default by the other hereunder, shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring. Any waiver, permit, consent or approval of any kind or character on any Party’s part of any breach, default or noncompliance under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

8.5.	Taxes

Each of the Parties shall bear and pay the taxes and levies imposed on it (if at all) under any law in relation with this Agreement and the transactions contemplated herein.

8.6.	Entire Agreement; Amendment

This Agreement (together with the schedules and exhibits attached hereto), contain the entire understanding of the Parties with respect to its subject matter and all prior negotiations, discussions, commitments, representations, covenants and understandings heretofore between them with respect to the matters hereof are merged herein.  Nothing in this Agreement, however, shall be construed as derogating from the rights and obligations of the Parties pursuant to the 2010 SPA and the SHA which was attached thereto. Any term of this Agreement may be amended with the written consent of the Company and BioTime.  The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) in writing by the Party against which the waiver is sought and shall be effective only to the extent specifically set forth in such writing.

8.7.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A Party may enter into this Agreement by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile or by electronic mail in PDF format and shall be as valid and effective as if executed as an original.

8.8.	Governing Law.

This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law. The Parties hereto irrevocably submit to the exclusive jurisdiction of the courts of Tel-Aviv/ Jaffa in respect of any dispute or matter arising out of or connected with this Agreement.

8.9.	Further Actions.

At any time and from time to time, each Party agrees, without further consideration, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

8.10.	Severability.

In case any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.11.	Termination.

Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time before the Closing Date if the Closing has not taken place within 6 (six) months of the Effective Date.

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

Signature Page
Share Purchase Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed on the date herein above set forth.

CELL CURE NEUROSCIENCES LTD.

By:	/s/ Charles Irving
Name:	Dr. Charles Irving
Title:	Chief Executive Officer

BIOTIME, INC.

By:	/s/ Robert W. Peabody
Name:	Robert W. Peabody
Title:	Senior Vice President and Chief Operating Officer

Schedules

Schedule	Description
2.2.1	Cell Cure Share Certificate
2.2.3	Cell Cure Shareholders Resolution
2.2.4	Cell Cure Board of Directors Resolution
2.2.5	Shareholder waivers
2.2.6	Compliance certificate
2.2.7	Share register
2.2.8	Amendment to ESI License Agreement
3.7	Amended Articles of Association
3.8	List of Shareholders
3.10	Post-closing Shareholder List
3.14	Changes in financial data
3.19	Licensed patents
3.21	Patent attorney report
3.22	Material Agreements
3.23	Transactions with officers and directors or in which they have an interest
3.25	List of officers, employees, and consultants
6.3	Draft press release